Exhibit 99.1
Kaiser Aluminum Corporation Reports
Fourth Quarter and Full Year 2019 Financial Results

Fourth Quarter 2019:

•	Net Sales $369 Million; Value Added Revenue $213 Million, Up 1% Year-over-Year

•	Net Loss $11 Million; Net Loss per Diluted Share $0.66, Includes Pre-tax Charges of $45 Million, or $2.14 per Diluted Share After-tax, Related to Senior Notes Refinancing and Goodwill Impairment

•	Adjusted Net Income $29 Million; Adjusted Earnings per Diluted Share $1.79

•	Adjusted EBITDA $52 Million; Adjusted EBITDA Margin 24.5%

Full Year 2019:

•	Net Sales $1.5 Billion; Record Value Added Revenue $856 Million, Up 3% Year-over-Year

•	Net Income $62 Million; Earnings per Diluted Share $3.83, Reflects Fourth Quarter Charges

•	Record Adjusted Net Income $111 Million; Record Adjusted Earnings per Diluted Share $6.85

•	Record Adjusted EBITDA $213 Million; Adjusted EBITDA Margin 24.9%

•	Trentwood Capacity and Efficiency Hindered by Planned and Unplanned Downtime on Key Equipment

•	New Revolving Credit Facility and Senior Notes Increased Liquidity and Extended Debt Maturity Dates

•	Successfully Negotiated New 5-Year USW Master Labor Agreement (October 2020 - September 2025)

FOOTHILL RANCH, Calif., February 19, 2020 - Kaiser Aluminum Corporation (NASDAQ:KALU), a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, custom automotive, general engineering, and other industrial applications, today announced fourth quarter and full year 2019 results.

"We achieved several financial milestones in 2019, including record value added revenue, adjusted EBITDA, adjusted net income and adjusted earnings per diluted share," said Jack A. Hockema, Chairman and Chief Executive Officer. "These milestones were accomplished despite planned and unplanned downtime at our Trentwood facility in Spokane, Washington in the first half of 2019, the impact of the General Motors strike in the second half of the year, and reduced sales and inefficiency related to the significant number of automotive model changeovers in 2019."

"We were proactive to enhance our financial and operational position during the year. Capitalizing on attractive credit markets, we successfully completed two new debt financings that increased liquidity. This enhanced financial flexibility will support our strategic investment initiatives, ensuring our continued financial strength throughout the business and economic cycles. In addition, we recently finalized a new labor agreement that extends through 2025 for our two largest facilities in Spokane, Washington and Newark, Ohio. Our continued confidence in the long-term outlook for our business is reflected in our decision to increase the quarterly dividend by 12% to $0.67 per share, up from the 9% increase in early 2019, marking the ninth consecutive year we have increased our quarterly dividend," stated Mr. Hockema.

Full Year 2019 Management Summary

Full year 2019 results were driven by record aerospace shipments and strong value added pricing, partially offset by lower general engineering and automotive shipments. Strong aerospace demand was driven by growing military airframe builds and restocking in the commercial aerospace supply chain. The strong demand provided a favorable environment for non-contract pricing on the Company's aerospace and industrial products. Results were negatively impacted by heat treat plate capacity constraints at the Company's Trentwood facility due to planned and unplanned downtime during the first half of 2019. Lower shipments of the Company's general engineering applications resulted primarily from allocating a portion of its heat treat plate capacity to meet the strong aerospace demand during the year. In addition, demand for general engineering and industrial applications began to slow in the second half of 2019, and supply chain destocking resulted in additional pressure on demand for the Company's products. Automotive shipments reflected lower build rates, a significant number of automotive model changeovers and new program delays, in addition to the impact of the General Motors strike in the latter part of 2019.

Record adjusted EBITDA for the full year 2019 reflected an impact of approximately $15 million related to the Trentwood downtime, $5 million related to the General Motors strike, and other costs and inefficiencies due to the transition of a number of automotive extrusion programs to new vehicle platforms, as previously noted. Non-recurring charges of $20 million associated with refinancing the Company's $375 million, 5.875% senior notes and a non-cash goodwill impairment of $25 million related to the 2018 acquisition of Imperial Machine & Tool Co. were reflected in the Company's reported Net Income. The goodwill impairment was driven by a change in valuation of the additive manufacturing business which was determined to have a longer term horizon for development and acceptance than anticipated at the time of acquisition.

2020 Outlook

"Looking forward, we expect that the impact of the Boeing 737 MAX situation on our aerospace shipments will be offset by higher general engineering and automotive shipments than in 2019, resulting in a low-single-digit year-over-year increase in both total shipments and value added revenue," stated Mr. Hockema. "With a market environment continuing to support strong value added pricing and with expected efficiency gains in both our automotive operations and at our Trentwood facility, we expect to achieve an EBITDA margin above 26% for the full year."

The Company's aerospace order book for 2020 is strengthened by increased defense spending and demand for the F35 Joint Strike Fighter, the F/A-18 Super Hornet, and other military applications. For the full year 2020, the Company expects a single-digit reduction in aerospace/high strength shipments and value added revenue, compared to the record high of 2019. The Company also anticipates North American automotive build rates in 2020 to be similar to 2019 and expects double-digit year-over-year growth in its automotive shipments as new programs continue to come on stream. General engineering demand is expected to be driven by strong semi-conductor demand and relief from the supply chain destocking that suppressed demand in the second half of 2019. The Company's shipments of non-core applications are expected to decline significantly in 2020 as capacity is allocated to more strategic applications.

Commencing in 2020, the Company will launch a $375 million multi-year expansion and operational security investment project at its Trentwood facility. Trentwood has consistently operated at capacity since 2004 and the Company expects this to continue in 2020. While the 737 MAX situation has short-term demand implications, the Company expects that the result will be pent-up long-term demand for commercial aerospace applications in addition to growing long-term demand for its heat treat plate products. The long-term fundamentals for strong secular growth in aerospace applications remain intact and the strategic investment and expansion project will further position the Company to capitalize on demand growth throughout the next decade and beyond.

The initial project at Trentwood is a new $145 million heavy gauge plate stretcher that will relieve the load on the Company's existing plate stretcher which has operated at far greater production rates than anticipated when it was installed in 2008. The new stretcher will provide increased capacity, redundancy, efficiency and operational security for a critical operation in the Company's process flow. Timing of other investment modules of the $375 million project will depend upon market conditions, although the Company currently expects to complete the full expansion project by 2025. Expected benefits include an increase in heat treat plate production capacity of approximately 25% in addition to enhanced quality, and cost and inventory efficiency. Capital spending in 2020 is expected to be approximately $100 - $125 million including annual sustaining capital and other growth and efficiency investments across the platform.

Fourth Quarter and Full Year 2019 Consolidated Results
(Unaudited)*
(In millions of dollars, except shipments, realized price and per share amounts)

	Quarterly			December 31,
	4Q19	3Q19	4Q18	2019	2018

Shipments (millions of lbs.)	153	154	159	625	652

Net sales	$369	$375	$389	$1,514	$1,586
Less hedged cost of alloyed metal[1]	(156)	(160)	(179)	(658)	(758)
Value added revenue	$213	$215	$210	$856	$828

Realized price per pound ($/lb.)
Net sales	$2.42	$2.43	$2.46	$2.42	$2.43
Less hedged cost of alloyed metal	(1.02)	(1.04)	(1.14)	(1.05)	(1.16)
Value added revenue	$1.40	$1.39	$1.32	$1.37	$1.27

As reported
Operating income	$10	$41	$37	$126	$144
Net (loss) income	$(11)	$25	$24	$62	$92
Net (loss) income per share, diluted[2]	$(0.66)	$1.57	$1.41	$3.83	$5.43

Adjusted[3]
Operating income	$40	$44	$43	$164	$161
EBITDA[4]	$52	$57	$55	$213	$205
EBITDA margin[5]	24.5%	26.4%	26.0%	24.9%	24.7%
Net income	$29	$29	$30	$111	$109
EPS, diluted[2]	$1.79	$1.82	$1.77	$6.85	$6.48

[1] Hedged cost of alloyed metal is our Midwest transaction price of aluminum plus the price of alloying elements plus any realized gains and/or losses on settled hedges, related to the metal sold in the referenced period.

[2] Diluted shares for EPS are calculated using the treasury stock method.
[3] Adjusted numbers exclude non-run-rate items (for all Adjusted numbers and EBITDA refer to Reconciliation of Non-GAAP Measures).
[4] Adjusted EBITDA = Consolidated operating income, excluding operating non-run-rate items, plus Depreciation and amortization.
[5] Adjusted EBITDA margin = Adjusted EBITDA as a percent of Value Added Revenue.

*Please refer to GAAP financial statements.
Totals may not sum due to rounding.

Fourth Quarter 2019

Net sales for the fourth quarter 2019 were $369 million, compared to $389 million in the prior year period, reflecting a 4% decrease in shipments and a 2% decrease in average selling price. The decrease in average selling price reflected an approximately 6% increase in value added revenue per pound and an 11% decrease in underlying contained metal costs.

Value added revenue for the fourth quarter 2019 increased to $213 million from $210 million in the prior year period, driven by strong aerospace demand and value added revenue pricing, partially offset by lower general engineering and automotive shipments. Value added revenue for the Company’s aerospace/high strength applications increased 13% to $138 million and shipments increased 10% reflecting a strong aerospace order book for the Company's products. Value added revenue for general engineering applications decreased 5% to $52 million on an 8% decrease in shipments, reflecting weakening industrial demand, supply chain destocking and the impact of allocating a portion of heat treat plate capacity to meet strong aerospace demand. Value added revenue for automotive extrusions decreased 19% to $22 million, reflecting a 9% decrease in shipments due to delays in program launches and the impact of the General Motors strike.

Adjusted EBITDA of $52 million in the fourth quarter 2019 decreased $3 million compared to the prior year period reflecting the impact of approximately $4 million related to the General Motors strike and approximately $1 million of costs associated with the ratification of a new five-year labor agreement. Adjusted EBITDA as a percentage of value added revenue was 24.5% in the fourth quarter 2019 as compared to 26.0% in the prior year period.

Reported net loss for the fourth quarter 2019 was $11 million, or a loss of $0.66 per diluted share, compared to net income and diluted earnings per share of $24 million and $1.41, respectively, for the prior year period due to the impact of non-recurring pre-tax charges of approximately $45 million as previously noted. Excluding the impact of these charges and other non-run-rate items, adjusted net income was $29 million or $1.79 per diluted share, for the fourth quarter 2019, compared to adjusted net income of $30 million or $1.77 per diluted share, for the fourth quarter 2018.

Full Year 2019

Net sales for the full year 2019 were $1,514 million compared to $1,586 million in the prior year period, reflecting a 4% decrease in shipments. The average selling price was relatively flat with the prior year and reflected an approximately 8% increase in value added revenue per pound and a 9% decrease in underlying contained metal costs.

Value added revenue for the full year 2019 increased 3% to $856 million despite a 4% decrease in shipments, compared to $828 million in the prior year period. Higher value added revenue reflected strong aerospace demand and a richer mix of sales, partially offset by lower automotive and general engineering shipments. In addition, overall heat treat plate capacity was constrained during the first half 2019 due to the planned and unplanned downtime at Trentwood. Value added revenue for the Company’s aerospace/high strength applications increased 12% to $511 million and shipments increased 10% reflecting continued strength in the Company's aerospace order book. Value added revenue for general engineering applications remained relatively unchanged at $232 million as strong value added pricing mitigated the impact of an 11% decline in shipments year-over-year. Value added revenue for automotive extrusions decreased 20% to $93 million, reflecting a 10% decrease in shipments due to the transition from end-of-life programs to new program applications and a trend to lower value added mix.

Adjusted EBITDA of $213 million for the full year 2019 increased $8 million compared to the prior year period reflecting continued strength in demand for the Company's aerospace products and higher valued added revenue pricing partially offset by the approximately $20 million negative impact of Trentwood downtime and the General Motors strike, in addition to the impact of lower automotive shipments and related cost inefficiencies as previously noted. Adjusted EBITDA as a percentage of value added revenue increased to 24.9% for the full year 2019 as compared to 24.7% in the prior year period.

Net income for the full year 2019 was $62 million, or $3.83 per diluted share, compared to net income and diluted earnings per share of $92 million and $5.43, respectively, for the prior year period, and included a $2.14 per diluted share after-tax impact of the non-recurring fourth quarter charges. Excluding the impact of the charges and other non-run-rate items, adjusted net income was $111 million, or $6.85 per diluted share, for the full year 2019, an increase from adjusted net income of $109 million or $6.48 per diluted share, for the full year 2018.

Cash Flow and Balance Sheet

In the full year 2019, adjusted EBITDA of $213 million funded approximately $60 million of capital investments, $24 million of interest payments, and $84 million of cash returned to shareholders through dividends and share repurchases. In addition, the Company improved working capital by approximately $33 million, driven primarily by a reduction in inventory and accounts receivable.

During the fourth quarter 2019, the Company entered into a new $375 million senior secured revolving credit facility maturing in 2024, replacing a $300 million facility that was due to mature in December 2020. In addition, the Company issued $500 million of new 4.625% senior notes that mature in 2028 and redeemed $375 million of 5.875% senior notes with a maturity of 2024 resulting in net proceeds of approximately $100 million.

As of December 31, 2019, total cash and cash equivalents and short-term investments were approximately $343 million and borrowing availability under the Company's revolving credit facility was approximately $353 million. The Company's strong balance sheet, liquidity and cash flow generation continues to support growth and capital deployment priorities while providing flexibility and sustainability through economic and industry cycles.

Conference Call

Kaiser Aluminum Corporation will host a conference call on Thursday, February 20, 2020, at 10:00am (Pacific Time); 12:00pm (Central Time); 1:00pm (Eastern Time), to discuss fourth quarter and full year 2019 results. To participate, the conference call can be directly accessed from the U.S. and Canada at (844) 889-7783, and accessed internationally at (661) 378-9764. A link to the simultaneous webcast can be accessed on the Company’s website at http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available for download prior to the call and an audio archive will be available on the Company’s website following the call.

Company Description

Kaiser Aluminum Corporation, headquartered in Foothill Ranch, Calif., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, custom automotive, general engineering, and other industrial applications. The Company’s North American facilities produce value-added sheet, plate, extrusions, rod, bar, tube, and wire products, adhering to traditions of quality, innovation, and service that have been key components of the culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company’s website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC’s website at www.sec.gov, which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company’s annual stockholders’ meetings, and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flow of the Company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.

The non-GAAP financial measures used within this earnings release are value added revenue, adjusted operating income, EBITDA, adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share which exclude non-run-rate items and ratios related thereto. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors.

Forward-Looking Statements

This press release contains statements based on management’s current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. Kaiser Aluminum cautions that such forward-looking statements are not guarantees of future performance or events and involve significant risks and uncertainties and actual events may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. These factors include: (a) the continuation of strong long-term demand growth for the Company’s aerospace, automotive and general engineering applications and improvement in the Company’s manufacturing efficiencies; (b) the ability of the Company to identify and successfully execute strategic capital investments and continuous improvement projects to facilitate growth in the Company’s results including internal and external growth opportunities; (c) the Company’s ability to achieve the level of shipments, profitable sales growth, capacity and capability expansions, manufacturing cost efficiencies, increasing operating leverage, productivity improvements, product quality enhancements or other benefits anticipated by management, including those anticipated from the Company’s strategic investments; (d) demand drivers and the Company’s ability to participate in mature and anticipated new automotive programs expected to launch in the future and to successfully launch new automotive programs; (e) growing demand for the Company's products driven by higher airframe build rates, larger airframes and the continued conversion to monolithic designs; (f) changes in the markets served by the Company, including aerospace, defense, general engineering, automotive, distribution and other markets, including changes impacting the volume, price or mix of products sold by the Company and the Company’s ability to flex production consistent with changing demand levels; (g) the impact of the Company’s future earnings, financial condition, capital requirements and other factors on future dividends or the repurchase of shares of the Company’s common stock and any decision by the Company’s board of directors in regard to either; (h) uncertainties related to the resolution of the Boeing 737 MAX situation; and (i) other risk factors summarized in the Company's reports filed with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2019. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Investor Relations and Public Relations Contact:
Melinda C. Ellsworth
Kaiser Aluminum Corporation
(949) 614-1757

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED INCOME(1)

	Year Ended December 31,
	2019	2018	2017
	(In millions of dollars, except share and per share amounts)
Net sales	$1,514.1	$1,585.9	$1,397.5
Costs and expenses:
Cost of products sold, excluding depreciation and amortization and other items	1,215.2	1,300.7	1,085.9
Depreciation and amortization	49.1	43.9	39.7
Selling, general, administrative, research and development	98.0	96.3	97.5
Goodwill impairment	25.2	—	18.4
Other operating charges, net	0.9	1.4	0.8
Total costs and expenses	1,388.4	1,442.3	1,242.3
Operating income	125.7	143.6	155.2
Other expense:
Interest expense	(24.6)	(22.7)	(22.2)
Other expense, net	(20.7)	(0.9)	—
Income before income taxes	80.4	120.0	133.0
Income tax provision	(18.4)	(28.3)	(87.6)
Net income	$62.0	$91.7	$45.4

Net income per common share:
Basic	$3.88	$5.53	$2.67
Diluted[2]	$3.83	$5.43	$2.63
Weighted-average number of common shares outstanding (in thousands):
Basic	15,997	16,585	16,996
Diluted[2]	16,203	16,874	17,259
1 Please refer to the Company's Form 10-K for the year ended December 31, 2019 for detail regarding the items in the table.
2 Diluted shares for EPS are calculated using the treasury stock method.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS (1)

	December 31, 2019	December 31, 2018
	(In millions of dollars, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$264.3	$125.6
Short-term investments	78.7	36.7
Receivables:
Trade receivables, net	167.1	179.8
Other	18.1	25.6
Contract assets	54.6	54.9
Inventories	177.6	215.1
Prepaid expenses and other current assets	19.4	18.9
Total current assets	779.8	656.6
Property, plant and equipment, net	622.0	611.8
Operating lease assets	25.8	—
Deferred tax assets, net	11.8	35.9
Intangible assets, net	29.6	32.4
Goodwill	18.8	44.0
Other assets	38.4	38.6
Total	$1,526.2	$1,419.3
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$92.0	$121.4
Accrued salaries, wages and related expenses	34.4	40.1
Other accrued liabilities	44.0	44.0
Total current liabilities	170.4	205.5
Long-term portion of operating lease liabilities	25.2	—
Net liabilities of Salaried VEBA	32.6	32.4
Deferred tax liabilities	4.5	4.2
Long-term liabilities	67.0	66.4
Long-term debt	492.6	370.4
Total liabilities	792.3	678.9
Commitments and contingencies
Stockholders' equity:
Preferred stock, 5,000,000 shares authorized at both December 31, 2019 and December 31, 2018; no shares were issued and outstanding at December 31, 2019 and December 31, 2018	—	—
Common stock, par value $0.01, 90,000,000 shares authorized at both December 31, 2019 and December 31, 2018; 22,550,827 shares issued and 15,868,304 shares outstanding at December 31, 2019; 22,471,705 shares issued and 16,234,603 shares outstanding at December 31, 2018	0.2	0.2
Additional paid in capital	1,062.9	1,059.3
Retained earnings	172.8	150.2
Treasury stock, at cost, 6,682,523 shares at December 31, 2019 and 6,237,102 shares at December 31, 2018	(463.4)	(420.5)
Accumulated other comprehensive loss	(38.6)	(48.8)
Total stockholders' equity	733.9	740.4
Total	$1,526.2	$1,419.3
1 Please refer to the Company's Form 10-K for the year ended December 31, 2019 for detail regarding the items in the table.

Reconciliation of Non-GAAP Measures - Consolidated
(Unaudited)
(In millions of dollars, except share and per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018

GAAP net (loss) income	$(10.6)	$23.6	$62.0	$91.7
Interest expense	7.3	5.7	24.6	22.7
Other expense, net [1]	20.3	1.2	20.7	0.9
Income tax (benefit) provision	(7.4)	6.4	18.4	28.3
GAAP operating income	9.6	36.9	125.7	143.6
Mark-to-market loss [2]	0.8	3.0	5.8	17.7
Goodwill impairment	25.2	—	25.2	—
Other operating NRR loss (gain) [3,4]	3.9	3.2	6.9	(0.4)
Operating income, excluding operating NRR items	39.5	43.1	163.6	160.9
Depreciation and amortization	12.8	11.5	49.1	43.9
Adjusted EBITDA [5]	$52.3	$54.6	$212.7	$204.8

GAAP net (loss) income	$(10.6)	$23.6	$62.0	$91.7
Operating NRR Items	29.9	6.2	37.9	17.3
Non-operating NRR Items [6]	22.0	1.6	26.9	6.1
Tax impact of above NRR Items	(12.5)	(1.7)	(15.8)	(5.8)
Adjusted net income	$28.8	$29.7	$111.0	$109.3

Net (loss) income per share, diluted [7]	$(0.66)	$1.41	$3.83	$5.43
Adjusted earnings per diluted share [7]	$1.79	$1.77	$6.85	$6.48

[1] Other expense, net includes loss on extinguishment of our 5.875% Senior Notes during the year ended December 31, 2019 which includes a $16.5 million premium paid to redeem the notes and a $3.8 million write-off of unamortized debt issuance costs associated with the notes.

[2] Mark-to market loss on derivative instruments represents the reversal of mark-to-market gain on hedges entered into prior to the adoption of ASU 2017-12 and settled in 2019 and 2018. Operating income excluding non-run-rate items reflect the realized (gain) loss of such settlements.

3 NRR is an abbreviation for Non-Run-Rate; NRR items are pre-tax.
[4] Other operating NRR items primarily represent the impact of non-cash service cost related to the Salaried VEBA, adjustments to plant-level LIFO, environmental expenses, workers' compensation cost (benefit) due to discounting and impairment losses.

[5] Adjusted EBITDA = Consolidated operating income, excluding operating NRR items, plus Depreciation and amortization.
[6] Non-operating NRR items represents the impact of non-cash net periodic benefit cost related to the Salaried VEBA excluding service cost, loss on extinguishment of our 5.875% Senior Notes during the year ended December 31, 2019 which includes a $16.5 million premium paid to redeem the notes and a $3.8 million write-off of unamortized debt issuance costs associated with the notes.

[7] Diluted shares for EPS are calculated using the treasury stock method.